Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of AMMO Inc. on Form S-8 of our report dated June 14, 2023, with respect to the consolidated financial statements appearing in the Annual Report on Form 10-K of Ammo, Inc. for the year ended March 31, 2023.

/s/ PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
February 14, 2024